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AGREEMENT TO MAKE A JOINT FILING

        The undersigned hereby agree to file a joint Schedule 13G with respect to the interests of the undersigned in Vista Medical Technologies, Inc. and that the Amendment to Schedule 13G to which this Agreement is attached has been filed on behalf of each of the undersigned.

Date: February 6, 2002
MEDTRONIC, INC.
	By:	/s/ CAROL E. MALKINSON Carol E. Malkinson Senior Legal Counsel and Assistant Secretary
MEDTRONIC INTERNATIONAL, LTD.
	By:	/s/ CAROL E. MALKINSON Carol E. Malkinson Assistant Secretary

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AGREEMENT TO MAKE A JOINT FILING